Exhibit 99.1

Contacts:

Jay Carlson	Stephanie Diaz (Investors)	Tim Brons (Media)
Peregrine Pharmaceuticals, Inc.	Vida Strategic Partners	Vida Strategic Partners
(800) 987-8256	415-675-7401	415-675-7402
info@peregrineinc.com	sdiaz@vidasp.com	tbrons@vidasp.com

Peregrine Pharmaceuticals Declares Quarterly Dividend on Its Series E

Convertible Preferred Stock

TUSTIN, Calif., September 8, 2015 — Peregrine Pharmaceuticals, Inc. (Nasdaq:PPHM) (Nasdaq:PPHMP) today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10.50% Series E Convertible Preferred Stock (the “Series E Preferred Stock”).

The quarterly dividend on the Series E Preferred Stock is payable on October 1, 2015 to holders of record at the close of business on September 18, 2015.

The quarterly dividend payment on the Series E Preferred Stock will be $0.65625 per share, which is equivalent to an annualized 10.50% per share, based on the $25.00 per share stated liquidation preference, accruing from July 1, 2015 through September 30, 2015. The Series E Preferred Stock is listed on the NASDAQ Capital Market and trades under the ticker symbol “PPHMP”.

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a pipeline of novel drug candidates in clinical trials focused on the treatment of cancer. The company's lead immunotherapy candidate, bavituximab, is in Phase III development for the treatment of second-line non-small cell lung cancer (the “SUNRISE trial”) along with several investigator-sponsored trials evaluating other treatment combinations and additional oncology indications. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. For more information, please visit www.peregrineinc.com.